Exhibit 8.2

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218

November 6, 2006
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 200
Indianapolis, Indiana 46268
Merger of Windrose Medical Properties Trust
Into Heat Merger Sub, LLC
Certain Federal Income Tax Consequences
Ladies and Gentlemen:
We have acted as counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into Heat Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of Health Care REIT, Inc., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of September 12, 2006, by and among Parent, Merger Sub, the Company, Heat OP Merger Sub, L.P. (“OP Merger Sub”), and Windrose Medical Properties, L.P. (“Company OP”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 12, 2006 (as amended, the “Agreement”). Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement. Unless otherwise specifically indicated, all “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), and all “Regulations section” references are to Treasury Regulations promulgated under the Code.
Pursuant to the Agreement, at the Effective Time of the Merger (1) each common share of beneficial interest, $0.01 par value, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by the Company or Parent or their respective subsidiaries) will be converted into, and cancelled in exchange for, a fraction of a share of Parent common stock equal to the quotient determined by dividing $18.06 by the average volume weighted average price per share of Parent’s common stock on the New York Stock Exchange for ten trading days, selected by lot, from the fifteen trading day period ending on and including the fifth trading day prior to closing (the “Exchange Ratio”), provided that the Exchange Ratio will not be more than 0.4650 or less than 0.4509 and (2) each share of 7.5% Series A cumulative convertible preferred share of beneficial interest, $0.01 par value per share, of the Company issued and outstanding immediately prior to the Effective Time of the

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November 6, 2006

Merger (other than Shares owned by the Company or Parent or their respective subsidiaries) will be converted into, and cancelled in exchange for, one share of 7.5% Series G cumulative convertible preferred stock, par value $1.00 per share, of Parent. Any Company shareholder who becomes entitled to a fractional share of Parent common stock as a result of the Merger, after aggregating all the stockholder’s Company common shares, will receive cash from Parent in lieu of the fractional share. Under Maryland law, Company shareholders are not entitled to exercise dissenter’s or appraisal rights with respect to the Merger.
Immediately prior to the Merger, OP Merger Sub will merge with and into Company OP, with Company OP continuing as the surviving partnership (the “Partnership Merger”). At the effective time of the Partnership Merger, each unit of partnership interest (each an “OP Unit”) in Company OP issued and outstanding immediately prior to the effective time of the Partnership Merger (except OP Units held by the Company or Parent or any of their respective subsidiaries) will be converted into, and cancelled in exchange for, a fraction of a share of Parent common stock equal to the Exchange Ratio.
You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion we have reviewed the Agreement, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the “Registration Statement”), and such other documents as we have considered necessary. In addition, appropriate officers of the Company and Parent have advised us as follows:
1. The Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreement (and none of the terms and conditions contained therein has been or will be waived or modified in any respect) and as described in the Registration Statement (which includes the prospectus of Parent and the joint proxy statement of Parent and the Company). All of the factual information, descriptions, representations and assumptions set forth or referred to in the officers’ certificates as dated the date hereof, from Parent and from the Company, respectively, and addressed to us and Arnold & Porter LLP, in the Agreement and in the Registration Statement are accurate and complete and will be accurate and complete at the Effective Time of the Merger. The Agreement represents the full and complete agreement among Parent, Merger Sub and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement.
2. The Company is undertaking the Merger for the business purposes described under the caption “Windrose’s Reasons for the Mergers and Recommendation of Windrose’s Board of Trustees” in the Registration Statement, and not for the purpose of tax avoidance.

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November 6, 2006

3. Parent is undertaking the Merger for the business purposes described under the caption “Health Care REIT’s Reasons for the Mergers” in the Registration Statement, and not for the purpose of tax avoidance.
4. Parent owns all of the membership interest in Merger Sub. Merger Sub is, and will be at the Effective Time of the Merger, disregarded as an entity separate from Parent for United States federal income tax purposes. Parent has no plan or intention to elect to treat Merger Sub as an association taxable as a corporation for United States federal tax purposes.
5. The fair market value of Parent common stock (including any cash in lieu of a fractional share interest) received by a holder of Company common shares in exchange for Company common shares pursuant to the Merger will be approximately equal to the fair market value of the Company common shares surrendered in the exchange as determined by arm’s length negotiations between the management of Parent and the Company. The fair market value of Parent preferred stock received by a holder of Company preferred shares in exchange for Company preferred shares pursuant to the Merger will be approximately equal to the fair market value of the Company preferred shares surrendered in the exchange as determined by arm’s length negotiations between the management of Parent and the Company.
6. In connection with the Merger, no holder of Company common shares will receive in exchange for such shares any consideration other than Parent common stock and cash, if any, in lieu of fractional shares of Parent common stock. In connection with the Merger, no holder of Company preferred shares will receive in exchange for such shares any consideration other than Parent preferred stock.
7. None of the compensation received or to be received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their Company common shares or Company preferred shares surrendered in the Merger. None of the shares of Parent stock received in the Merger by any shareholder-employee of the Company will be separately bargained-for consideration for, or allocable to, any employment or consulting agreement or similar arrangement. Any compensation paid to any Company shareholder-employee in respect of services will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.
8. Prior to and in connection with the Merger, the Company has not made and will not make any distribution with respect to its shares other than dividends in the normal course of business consistent with past practice, except to the extent necessary to maintain the Company’s qualification as a real estate investment trust (a “REIT”) within the meaning of Section 856.

Windrose Medical Properties Trust
November 6, 2006

9. Neither Parent nor any subsidiary of Parent (a) has transferred or will transfer cash or other property to the Company or any subsidiary of the Company (including Company OP) in anticipation of the Merger, or (b) has made or will make any loan to the Company or any subsidiary of the Company (including Company OP) in anticipation of the Merger except for the interim financing provided by Parent to Company OP as more fully described in Section 6.14 of the Agreement. Neither Parent nor any subsidiary of Parent has any current plan or intention to cause the liquidation of Company OP or take any action that would result in Company OP ceasing to be treated as a partnership for federal income tax purposes.
10. Neither Parent nor any corporation related to Parent as defined in Regulations section 1.368-1(e)(4) (a “Parent Related Person”) (a) owns or has owned during the past five years directly or indirectly (including, without limitation, through a partnership) any Company common shares or preferred shares, or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any Company common shares or preferred shares prior to the Effective Time of the Merger.
11. Neither Parent nor any Parent Related Person has any plan or intent to acquire directly or indirectly (including, without limitation, through a partnership), repurchase or redeem any of the Parent common stock or Parent preferred stock that will be issued in the Merger. Following the Merger, no dividends or distributions will be made by Parent to the former Company shareholders other than regular, normal dividends or distributions made to all holders of Parent stock.
12. Prior to and in connection with the Merger, neither the Company nor any corporation related to the Company as defined in Regulations section 1.368-1(e)(4) has directly or indirectly (including, without limitation, through a partnership) acquired or redeemed or will directly or indirectly (including, without limitation, through a partnership) acquire or redeem any of the Company common shares or preferred shares.
13. Each of the liabilities of the Company assumed by Merger Sub in the Merger and each of the liabilities to which the transferred assets of the Company are subject was incurred by the Company in the ordinary course of its business.
14. At the Effective Time of the Merger, there will be no intercorporate indebtedness existing between Parent or any subsidiary of Parent (including Merger Sub), on the one hand, and the Company or any subsidiary of the Company, on the other hand, that was issued or acquired or will be settled at a discount.
15. At the Effective Time of the Merger, the fair market value of all of the assets of the Company that will be transferred to Merger Sub pursuant to the Merger will exceed the sum of

Windrose Medical Properties Trust
November 6, 2006

the Company’s liabilities assumed by Merger Sub plus the amount of liabilities, if any, to which the transferred assets are subject.
16. Each of the Company, Parent, and Merger Sub has paid and will pay its expenses, if any, incurred in connection with or as part of the Merger, except that (a) Merger Sub, as successor to the Company after the Merger, will pay any expenses of the Company, not paid before the Merger, that are solely and directly related to the Merger and (b) filing fees and printing costs incurred in connection with filing and printing the Registration Statement relating to the Merger will be shared equally by Parent and the Company. None of Parent, Merger Sub, nor any other subsidiary of Parent has paid or will pay expenses, if any, incurred by Company shareholders in connection with the Merger.
17. The Company has a historic business or significant historic business assets within the meaning of Regulations section 1.368-1(d). Prior to the Merger, no assets of the Company have been sold, exchanged, transferred or otherwise disposed of, to an extent that would prevent Parent, Merger Sub, or members of Parent’s “qualified group”1 from using a significant portion of the Company’s historic business assets in a business.
18. Following the Merger, Parent, Merger Sub, or members of Parent’s “qualified group” (as defined in footnote 1) will continue the historic business of the Company and will use a significant portion of the Company’s historic business assets in a business.
19. Merger Sub has no plan or intention, and Parent has no plan or intention to cause Merger Sub, to sell, exchange, transfer, or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) or Regulations section 1.368-2(k). Merger Sub has no plan or intention, and Parent has no plan or intention to cause Merger Sub,

[1]	Parent’s “qualified group” consists of those corporations in one or more chains of corporations connected through stock ownership with Parent, but only if Parent owns directly stock constituting “control” of at least one other corporation in such chain of corporations, and stock constituting “control” in each of the corporations (other than Parent) is owned directly by one of the other corporations in such chain of corporations. For this purpose, “control” means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For this purpose, any stock of a corporation owned by Merger Sub will be treated as directly owned by Parent, the sole owner of Merger Sub.

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November 6, 2006

to liquidate, merge or otherwise dispose of any entity affiliated with the Company (including a deemed liquidation for federal income tax purposes), except for transfers described in Section 368(a)(2)(C) or Regulations section 1.368-2(k).
20. Since the beginning of the Company’s short taxable year ended December 31, 2002, the Company has been, and will through the Effective Time be, a REIT within the meaning of Section 856 and has satisfied all requirements to qualify as a REIT under the Code.
21. Parent has always been, and will through the Effective Time of the Merger be, a REIT within the meaning of Section 856 and has satisfied all requirements to qualify as a REIT under the Code.
22. The Company is not, and at the Effective Time of the Merger will not be, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).
23. Neither Parent nor Merger Sub is, or at the Effective Time of the Merger will be, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).
24. The payment of cash, if any, in lieu of fractional shares of Parent common stock is not separately bargained for consideration and is being made, if at all, solely for the purpose of saving Parent the expense and inconvenience of issuing fractional shares of Parent common stock. The total cash consideration that will be paid in the Merger to shareholders of the Company in lieu of the issuance of fractional shares of Parent common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to such shareholders in exchange for their Company common shares.
25. The assumption by Merger Sub of the liabilities of the Company and the acquisition by Merger Sub of the assets of the Company that are subject to liabilities pursuant to the Merger, are for a bona fide business purpose. The principal purpose of Parent and Merger Sub for such assumption of liabilities and acquisition of assets subject to liabilities is not the avoidance of federal income tax on the transfer of such assets of the Company to Merger Sub pursuant to the Merger.
26. To the knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h).
27. Each of the Company, Parent, and Merger Sub will treat the Merger as a reorganization within the meaning of Section 368(a) for all income tax purposes. None of the Company, any of the entities affiliated with the Company, Parent, or any of the entities affiliated with Parent

Windrose Medical Properties Trust
November 6, 2006

(including Merger Sub) will take a position on any United States federal, state or local income or franchise or foreign tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a).
On the basis of the foregoing, we are of the opinion that (under existing law) for United States federal income tax purposes the Merger will be a reorganization within the meaning of Section 368(a).
Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the Registration Statement and to references to this firm in the Registration Statement under “Material United States Federal Income Tax Considerations.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,
/s/ Hunton & Williams LLP